Exhibit 10.55

EQUINIX, INC. 2000 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the number of restricted stock units (“Restricted Stock Units”) indicated below by Equinix, Inc. (the “Company”) on the following terms:

Name:	Charles Meyers
Employee Id #:	03882

Restricted Stock Unit Award Details:

Date of Grant:	August 14, 2013
Award Number:	RU5636
Number of Restricted Stock Units:	8,000

Each Restricted Stock Unit represents the right to receive one share of the Common Stock of the Company subject to the terms and conditions contained in the Restricted Stock Unit Agreement (the “Agreement”). Capitalized terms not otherwise defined shall have the same definition as in the Agreement or the 2000 Equity Incentive Plan (the “Plan”).

Vesting Schedule:

Vesting is dependent upon continuous active service as an employee, consultant or director of the Company or a subsidiary of the Company (“Service”) throughout the vesting period. The Restricted Stock Units shall vest as follows: (A) 25% of the shares subject to the award shall vest on September 1, 2014, (B) 25% of the shares subject to the award shall vest on September 1, 2015, (C) 25% of the shares subject to the award shall vest on September 1, 2016 and (D) 25% of the shares subject to the award shall vest on September 1, 2017.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the Agreement that is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

By your signature below, you agree to cover all Tax-Related Items as defined in the Agreement.

RECIPIENT:		EQUINIX, INC.

Signature:	/s/ Charles Meyers	By:	/s/ Steve Smith

Print Name:	Charles Meyers	Print Name:	Steve Smith

Date:		Title:	CEO & President

EQUINIX, INC. 2000 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK UNIT AGREEMENT

Payment for Shares	No payment is required for the Restricted Stock Units you receive.

Vesting	The Restricted Stock Units that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Unit Award.

No additional Restricted Stock Units vest after your active service as an employee, consultant or director of the Company or a subsidiary of the Company (“Service”) has terminated for any reason. It is intended that vesting in the Restricted Stock Units is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Settlement of Units

Each Restricted Stock Unit will be settled on the first Trading Day that occurs on or after the day when the Restricted Stock Unit vests. However, each Restricted Stock Unit must be settled not later than the March 15 of the calendar year after the calendar year in which the Restricted Stock Unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested Restricted Stock Unit.

Trading Day	Trading Day means a day that satisfies each of the following requirements:

	•	The Nasdaq Global Market is open for trading on that day,

	•	You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

	•	Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

	•	Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

	•	You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Change in Control	Except to the extent set forth in the Notice of Restricted Stock Unit Award, in the event of any Change in Control (as defined in the Plan), vesting of these Restricted Stock Units will automatically accelerate in full as described in Article X of the Plan. However, vesting of these Restricted Stock Units will not automatically accelerate if and to the extent these Restricted Stock Units are, in connection with the Change in Control, either to be assumed by the successor corporation (or its parent) or to be replaced with a comparable award for shares of the capital stock of the successor corporation (or its parent). The determination of award comparability will be made by the Plan Administrator, and its determination will be final, binding and conclusive.

In addition, you will vest as to 50% of the unvested Restricted Stock Units if the Company is subject to a Change in Control before your Service terminates, and you are subject to a Qualifying Termination (as defined below) within 12 months after the Change in Control. Change in Control is defined in the Plan.

Notwithstanding the foregoing, any action taken in connection with a Change in Control must either (a) preserve the exemption of the Restricted Stock Units from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (b) comply with Section 409A of the Code.

Qualifying Termination

A Qualifying Termination means a Separation (as defined below) resulting from: (a) involuntary discharge for any reason other than Cause (as defined below) within 12 months after a Change in Control; or (b) your voluntary resignation for Good Reason (as defined below), between the date that is four months following a Change in Control and the date that is 12 months following a Change in Control (provided however, that the grounds for Good Reason may arise at anytime within the 12 months following the Change in Control).

Cause means your unauthorized use or disclosure of trade secrets which causes material harm to the Company, your conviction of, or a plea of “guilty” or “no contest” to, a felony, or your gross misconduct.

Good Reason means (i) a material diminution in your authority, duties or responsibilities, provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change in Control, you retain substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this subclause (i); (ii) a 10% or greater reduction in your level of compensation, which will be determined based on an average of your annual Total Direct Compensation for the prior three calendar years or, if less, the number of years you have been employed by the Company (referred to below as the “look-back years”); or (iii) a relocation of your place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent. For purposes of the foregoing, Total Direct Compensation means total target cash compensation (annual base salary plus target annual cash incentives) plus the grant value of equity awards, determined at the time of grant, based on the total stock compensation (FAS 123R) expense associated with that award; provided, however, that if you commenced employment with the Company during the look-back years, only one-third of the grant value of the equity grant attributable to commencement of employment shall be counted.

For vesting to accelerate as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); and (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no acceleration benefit. Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Change in Control, you may assert Good Reason again subject to all of the conditions set forth herein.

Separation means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Forfeiture	If your Service terminates for any reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination (including as a result of a Qualifying Termination as set forth above). This means that the Restricted Stock Units will immediately revert to the Company. You receive no payment for Restricted Stock Units that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence that lasts or is expected to last seven days or longer, then vesting will be suspended during the leave to the extent provided for in the Company’s leave policy. Upon your return to active work (as determined by the Company), vesting will resume; however, unless otherwise provided in the Company’s leave policy, you will not receive credit for any vesting until you work an amount of time equal to the period of your leave.

If you, and the Company, agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the Restricted Stock Units vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Settlement / Stock Certificates	No shares of Common Stock shall be issued to you prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest pursuant to this Agreement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives or heirs, as the case may be, the number of shares of Common Stock representing your vested Restricted Stock Units. No fractional shares shall be issued.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Code, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any Restricted Stock Units that otherwise would have been settled during the first six months following your separation from service will instead be settled on the first business day following the six-month anniversary of your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Stockholder Rights	The Restricted Stock Units do not entitle you to any of the rights of a stockholder of the Company. Your rights shall remain forfeitable at all times prior to the date on which you vest in the Restricted Stock Units awarded to you. Upon settlement of the Restricted Stock Units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted	You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock Units or rights under this Agreement other than by will or by the laws of descent and distribution.

Withholding Taxes

Regardless of any action the Company and/or your employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the award of the Restricted Stock Units, the vesting of the Restricted Stock Units, the issuance of shares of Common Stock in settlement of the Restricted Stock Units, the subsequent sale of shares acquired at vesting and the receipt of any dividends; and (b) do not commit to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations for Tax Related Items of the Company and/or the Employer. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest, (b) surrendering shares that you previously acquired, or (c) deducting the withholding taxes from any cash compensation payable to you. The fair market value of the shares you surrender, determined as of the date taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

The Company may refuse to deliver the shares of Common Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items as described in this subsection.

Restrictions on Resale	You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Except to the extent provided specifically in an agreement between you and the Company, your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity; the Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

In accepting the award, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; (b) the award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your Service at any time with or without cause; (f) the award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary of the Company, and which is outside the scope of your employment or service contract, if any; (g) the award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary of the Company; (h) in the event that you are not an employee of the Company, the award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Employer or any other subsidiary of the Company; (i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (j) in consideration of the award, no claim or entitlement to compensation or damages shall arise from termination of the award or from any diminution in value of the award or shares of Common Stock acquired upon vesting of the award resulting from termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and any subsidiary of the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; (k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock; and (l) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Stock Units that will vest in any future installments will be adjusted accordingly.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be invalid or otherwise enforceable, in whole or in part, the remaining provisions shall continue in effect.

Applicable Law

This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware (except their choice of law provisions).

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A. or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Stock Services Department.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.